EXHIBIT 10.18

LOAN AGREEMENT CONVERTIBLE INTO SHARES
Drawn up and executed in Tel Aviv on ________________ 2011.

Between:	Topspin Medical Inc. A foreign corporation Of 25 Halechi Street Bnei-Brak (hereinafter: “the Company”)

of the first part;

And:	_________
Identity number ______________
from_______________ Street
(hereinafter: “the Investor”)
of the second part;

WHEREAS:	the Company is a public company registered in the State of Delaware, USA, whose securities are traded on the Tel Aviv Stock Exchange Ltd.

AND WHEREAS:	the Investor is interested in investing in the Company by providing a loan convertible into shares in the Company;

AND WHEREAS:	the Company is interested in receiving a loan convertible into shares from the Investor pursuant to this Agreement below;

WHEREFORE THE PARTIES HAVE DECLARED, STIPULATED AND AGREED AS FOLLOWS:

1.	Preamble and Interpretation

1.1	The preamble to this Agreement constitutes an integral part thereof and shall be read together with the remaining sections thereof.

1.2	The section headings in this Agreement are for the sake of convenience only and do not and shall not have any weight for the purpose of interpreting it.

1.3	Any amendment, addition or detraction herefrom following the date of execution thereof shall only be valid if such have been effected in writing and executed by all the parties.

1.4	No provision specified in any of the terms and provisions included herein shall detract from another term or provision hereof, but shall rather supplement same, unless specified otherwise herein.

1.5
A provision and/or expression in the singular shall also include the plural, and vice versa, a provision and/or expression in the feminine shall also include the masculine, and vice versa, and a reference to a person should also include a corporation, and vice versa.

1.6	Any annex attached hereto shall constitute an integral part hereof.

2.	The Company’s declarations

The Company hereby declares, confirms and undertakes that as of the date of the execution hereof and as of the date of the closing:

2.1	The Company is a public limited liability company registered in State of Delaware whose shares are traded and registered for trading on the Tel Aviv Stock Exchange Ltd. ("the Stock Exchange").

2.2	The Company has been duly registered and is eligible to run its affairs as it currently does and expects to in the future, to execute this Agreement and to perform all the actions required thereunder.

2.3
By the closing date, the Company shall adopt all the resolutions and approvals, should such be required, by the shareholders and/or the Board and/or any other body in the Company with regard to this Agreement.

2.4
There is no impediment of any kind whatsoever hereunder and/or under any law to the conclusion and completion of this Agreement, or with regard to the performance of the Company's obligations under the provisions thereof. Without detracting from the aforesaid, the Company's engagement herein and the realization of its obligations thereunder do not constitute a breach and/or expected breach and/or do not conflict with any provisions of any agreement whatsoever to which it is a party, and/or any undertaking whatsoever and/or with the right of any third party whatsoever and/or with any order or judgment whatsoever applying to it and/or to the securities allotted thereunder, and/or with the provisions of any law whatsoever and/or the provisions of any regulatory authority whatsoever, and do not require the approval and/or consent of any third party whatsoever and/or the conferral of a notice to any third party whatsoever (with the exception of the approval of the Stock Exchange and the Securities Authority).

2.5	The execution of this Agreement does not constitute a breach of the Company's articles of incorporation [and] does not conflict with the Company's articles of incorporation.

2.6
The Company has been duly registered. The Company's registration is completely effective on the date of the execution hereof and on the closing date and to the best of the Company's knowledge no ground whatsoever exists for deleting the Company from the registration at the Companies Registrar.

2.7
Prior to the execution hereof the Company's registered share capital is composed of 50,000,000 (fifty million) ordinary shares, enjoying the same rights with a nominal value of 0.001 dollars each (hereinafter: “the Ordinary Shares”).

2.8
The Company's issued and contributed share capital is composed of 11,645,404 of the Company's Ordinary Shares having a nominal value of 0.001 dollars each. The Company has allotted non-convertible option deeds as set forth in the Company's capital table attached as Annex A' hereof. The Company has no undertaking towards any person to effect an allotment of its securities or to perform a transaction in its securities other than that specified in Annex A', and in the draft of the Metamorphix transaction which was reported in an immediate report dated October 24, 2011 ("the Metamorphix Transaction") and in the Company's undertakings to grant options to various service providers in return for the cancellation of the Company's debt towards them (as set forth in Annex A’).

All the Ordinary Shares in the Company's issued and contributed share capital have the same standing and enjoy the same rights, inter alia with respect to voting rights, the right to participate in the Company's profits and the right to participate in the distribution of the Company's surplus assets in the event of liquidation.

2.9
Between the date of the financial reports of September 30, 2011 (hereinafter: "the Financial Reports"), and the date of the execution hereof and the closing date, there has not been/shall no be a material deterioration in the situation of the Company's affairs and results and the Company has not and shall not perform any transactions and has not and shall not assume any obligation other than in the course of ordinary business, which did not find expression in the Financial Reports and the immediate reports published by the Company prior to the execution hereof; furthermore, there has not/shall not be:

2.9.1	a material change in its assets, obligations, cash flow, and business status compared to those reflected in the Financial Reports;

2.9.2	any loss, destruction or damage having a material adverse effect on its assets, property, business results or business;

2.9.3	any waiver whatsoever by the Company of a valuable right or material debt due to it;

2.9.4	any change whatsoever or amendment of an agreement or material arrangement to which the Company or any of its assets or other property are obligated thereunder or subject thereto;

2.10
The Company's annual and quarterly financial reports are correct, complete and accurate, and properly reflect the Company's situation, its assets, rights and obligations, and the capital and business results of the Company and its subsidiaries, on the dates specified therein, and the results of its operations for the periods to which they relate, and they were prepared in accordance with the IFRS which were implemented consistently without changes compared to previous years unless specified otherwise in the Financial Reports.

2.11
The Company and/or the officeholders therein are not involved in legal proceedings pertaining to the Company, inter alia before a court or in arbitration, and/or in an investigation by any governmental and/or regulatory authority whatsoever which are not listed in the periodic reports or reported by the Company to the public (hereinafter: "Legal Proceedings") and it is not aware of any change whatsoever with respect to the status of the legal proceedings compared to the one described in the periodic reports and the Company is not aware of any fact establishing or likely to establish a cause of action for any such suit and/or investigation.

2.12
The Company is in possession of any licenses and permits required for the purpose of its operations, and such licenses and permits are in force, and it is not in breach of any provisions and/or requirements with regard to such licenses or permits.

2.13
The Company's reports, including the immediate and periodic reports, are correct, accurate, and complete, and do not include any misleading detail which would have caused the Investor as a reasonable investor to refrain from engaging in this Agreement had he known thereof.

2.14
In addition to the blocking rules applying to blocked securities, as far as this applies to the Company, the securities shall be free of any debt and/or liability and/or any third-party right whatsoever.

2.15
The Company is aware that the Investor has engaged with it in this Agreement on the basis of its declarations and obligations set forth in this section 2, and that had such declarations and obligations not been made and assumed the Investor would not have engaged in this Agreement, including all the terms thereof.

3.	Investor’s declarations

The Investor hereby declares, confirms and undertakes that as of the date of the execution hereof:

3.1	The engagement herein does not constitute a breach of a law or the rights of any third party whatsoever by the Investor.

3.2
No agreements have been concluded between him and other offerees within the framework of the private allotment and/or between him and other shareholders in the Company and/or between him and others, regarding the acquisition and/or sale of securities in the Company or regarding the voting rights in the Company.

3.3
He is aware that the offered securities to be allotted to him are being allotted without any declaration or representation or indemnification (as is) other than the contents of this Agreement and the Company's ongoing reports to the Tel Aviv Stock Exchange Ltd. and to the Securities Authority, free of any debt, attachment, charge, etc, pursuant to the contents hereof.

3.4
Aside from the Company's public reports and the representations set forth in section 2 above and the contents hereof, no representation, assurance or forecast whatsoever concerning the Company and its affairs have been made by the Company and/or any agent thereof to the Investor, and that the Investor has not relied, in his decision to acquire the securities, on any information or document not set forth herein or available to the public. The Investor shall have no claim whatsoever against the Company and/or the officeholders therein and/or any of the shareholders in the Company with regard to the Company, or its situation and/or the allotment of the securities forming the subject matter hereof, provided that they have acted with regard to this engagement and the performance of this Agreement (in so far as it pertains to them), with good faith, without negligence and pursuant to the provisions hereof.

3.5
The Investor declares that he has the financial ability to make the investment pursuant hereto, and that he has the ability and sufficient financial, economic and business experience to assess the suitability of the investment for his needs and the business risks associated therewith.

3.6	That he has assessed the tax aspects of the Transaction applying to him, and that the Company has not made any representation to him regarding any of these matters.

3.7
They are aware that in the event that the Investor should be defined as an "interested party" in the Company (as such term is defined in the Securities Law) the entry of this Agreement into force shall be subject to the approval of the Company's institutions, as required under any law.

4.	The Transaction

4.1
The Investor shall provide the Company on the closing date with _________ NIS (in words: ___________ thousand NIS) ("the Loan"). The Investor is aware that the Company is recruiting loans at the same time from other lenders on conditions identical in economic-business terms to the conditions specified herein to the tune of 3 million NIS. In the event that by the repayment or conversion of the Loan into shares the Company shall recruit funds on conditions which are better for the financing body than the ones contained herein, the conditions of the Investor shall be made equivalent to the conditions of the new financing entity.

4.2
On the closing date of the Metamorphix Transaction the Loan shall be converted into _________ Ordinary Shares of the Company based on a corporate value of 20 million NIS (before the funds but following the Metamorphix Transaction). Should the Metamorphix Transaction be closed on terms different to those reported in the aforementioned report, the number of shares shall be adjusted by mutual consent between the parties.

4.3
Should the Metamorphix Transaction not be closed as aforesaid by December 31, 2011, the Loan shall remain available for one year commencing from the date hereof and shall bear annual interest of 8% linked to the index. The interest shall be paid in full together with the capital upon the termination of the loan period. The Loan shall become due immediately, prior to the expiry of the year upon the occurrence of one of the following events: (a) a breach of this Agreement has not been remedied within 30 days of a written announcement to the Company; (b) the Company has ceased to be a public company and/or has been transferred to the reservation list; (c) attachments shall be imposed/liens realized against the Company's assets; (d) liquidation/bankruptcy/creditor composition proceedings shall be commenced in connection with the Company; provided that if within 60 days following the occurrence of one of the aforementioned events, such event shall have been removed or shall have ceased to apply, the original repayment date shall be reinstated.

4.4	General Conditions

Upon conversion of the Loan into shares the Company undertakes, subject to the approvals required under any law, to allot the shares, such being clear and free of any encumbrance, charge, attachment, demand, claim, lien, option, right of first refusal, tag-along right, debt, trust, and/or other third-party right.

The shares shall have the same standing and enjoy the same rights as the Company's remaining Ordinary Shares, inter alia with respect to voting rights, the right to participate in the Company's profits and the right to participate in the distribution of the Company's surplus assets in the event of liquidation.

Without detracting from the generality of the aforesaid, the shares shall grant the owners thereof any right stemming from and/or pertaining to ownership in the Company, including, inter alia, the right to participate and vote in the Company's general meetings, whether ordinary, special or extraordinary, the right to participate in dividend distributions, bonus shares, rights etc, as well as rights in the distribution of the Company's surplus assets upon the liquidation thereof, pursuant to the Company's articles of incorporation and subject to any law.

4.5	Blocking

4.5.1
Section 15c of the Securities Law and the Particulars Regulations shall apply to the allotted shares. The following are the restrictions which shall apply in connection with a resale of the allotted shares (hereinafter: "Resale Restrictions"):

a.
The Investor shall not be entitled to offer the shares to be allotted to him in the course of trading on the Stock Exchange for a period of 6 months from the allotment date other than pursuant to a prospectus whose publication shall be approved by the Securities Authority (hereinafter in this section: "the Complete Blocking Period").

b.
For a period of 6 successive quarters following the Complete Blocking Period the Investor  shall only be entitled to offer the shares in the course of trading on the Stock Exchange pursuant to a prospectus whose publication shall be approved by the Securities Authority on the following terms: (hereinafter: "the Dribs and Drabs Period"):

1.
On each trading day on the Stock Exchange the quantity of shares to be offered for sale shall not exceed the average daily trading volume for a share in the 8 weeks preceding such date; alternatively -

2.
The offeree shall be entitled to offer for sale in each quarter in the course of trading on the Stock Exchange a quantity of shares which shall not exceed 1% of the Company's issued and contributed share capital (without taking into account convertible securities that have not yet been exercised or converted into shares).

 For this purpose "Quarter" shall mean a period of 3 months, with the first quarter to commence upon the conclusion of the period specified in subsection (a) above.

4.5.2
Section 15c of the Securities Law and the Particulars Regulations shall apply to the allotted shares. The following are the restrictions which shall apply in connection with a resale of the allotted shares (hereinafter: "Resale Restrictions"):

The restrictions on the Investor stemming from Rule 144 in the Investor's capacity as an affiliated party (as defined in the American Securities Law) is a prohibition on a sale in the US and/or to a US person other than within the framework of the exemptions specified therefor, for a period of one year from the allotment date (in this section 4.9.2 hereinafter: "the Complete Blocking Period") and following the conclusion of the Complete Blocking Period  for such periods and amounts as are provided in American law, for as long as the Investor shall be deemed to be an affiliated party.

4.5.3
The Investor hereby confirms that he is aware that notwithstanding the fact that the aforementioned restrictions may not apply directly to a sale of the allotted shares, the converted shares (once such are allotted) and the realized shares (once such are allotted) in the course of trading on the Stock Exchange, according to the position of the Stock Exchange, which it adopted commencing from 2007, with regard to companies incorporated under the laws of the US, securities of such companies may not be sold within the framework of trading on the Stock Exchange as long as sale restrictions apply to them under American law, in light of the inability to prevent the sale of such shares to a US person.

4.5.4
The Company undertakes that the shares shall be registered for trading as part of the first registration to be effected to the Company's shares both in the US and in the Stock Exchange, and shall be registered in the name of the Company for registration on the same date in order to reduce the blocking period to a minimum and to enable registration of the shares for trading.

5.	Purpose of the payment

Without detracting from the contents of section 4.5 above, the payment to be obtained under this loan agreement shall be used by the Company for the purposes of the Company at the discretion of the Company's Board alone, and, inter alia, for the preparation of the required paperwork and the performance of the actions required for the purpose of registration pursuant to section 4.5.4 above.

6.	Conditions precedent for the validity of the Transaction

The parties hereby agree that this Agreement shall be subject to the following conditions precedent and shall enter into force subject to the fulfillment of such conditions precedent:

Obtaining the approval of the Company's Board.

In the event that the Investor shall be defined as an "interested party" in the Company (as such term is defined in the Securities Law) - the approval of the Company's institutions, as required under any law.

(Hereinafter: "the Conditions Precedent").

If the Conditions Precedent in this section above have not been fulfilled by the expiry of 10 days from the date of execution hereof, the deadline for fulfilling such Conditions shall be extended unconditionally, for a further 10-day period (hereinafter: "the Grace Period").  If such Conditions Precedent have not been fulfilled also upon expiry of the Grace Period and the parties have not agreed in writing on a further extension of the Grace Period, this Agreement shall be null and void without a party thereto being entitled to relief, or any right whatsoever by virtue thereof under the law against the other party.

7.	Completion of the Transaction

Within two business days from the date on which the Company has advised the Investor about the fulfillment of the Conditions Precedent, as defined in and pursuant to section 6 above (hereinafter: "the Closing Date"), the parties shall convene in the Company's offices, and shall adopt the following measures:

7.1	The Company shall deliver to the Investor a copy of the approvals and certificates pursuant to section 6 above.

7.2	The Investor shall deliver the payment to the Company by way of a bank transfer to the Company's account, at Bank Hapoalim in Bank Hapoalim, 2 Ibn Gvirol, Tel Aviv branch 510, account no. 510307337.

7.3	The parties shall perform any other action which shall be required for the purpose of completing the Transaction.

7.4	Obtaining the confirmation of the Company's attorney that all the approvals and permits required under the provisions of any law for the performance of the allotment have been obtained.

8.
The Investor's undertaking to complete the Transaction and to acquire the shares shall be subject to all the Company's representations herein being correct and accurate on the Closing Date as if such had been made on the Closing Date, and to the Company's having performed all the obligations required to be performed by it hereunder on the Closing Date or prior thereto, and that until the Closing Date no material deterioration shall take place in the situation of the Company, or in its affairs (for the removal of doubt it is clarified that a change in the prices of the Company's Securities, per se, shall not be deemed to be a material deterioration in Company's situation).

9.
The Company undertakes, that commencing from the date of the execution hereof and until the Closing Date no dividend distribution whatsoever shall be performed or declared and/or no bonus shares or options shall be allotted or any change whatsoever made in the Company's capital structure and/or which is likely to cause a dilution of the Investor, with the exception of the completion of the Metamorphix Transaction.

10.	Taxes and Costs

10.1
The Company shall bear all the costs of the share allotment hereunder, inter alia in respect of the obligations to report to the Securities Authority and the approval of registration for trading of the shares from the Stock Exchange Ltd.

10.2	Each side shall be responsible for the taxes applicable to it as a result of the performance of the allotment hereunder.

10.3
VAT, if applicable, shall be added to the interest payments in respect of the Loan. A tax invoice or a self-billing invoice shall be issued as required and the Company shall deduct tax at source from the said payments based on an effective confirmation to be presented by the lender and in the absence of such confirmation - pursuant to the provisions of the law.

11.	Resale prohibition

11.1
The Investor undertakes to act in accordance with the provisions of the Securities Law, in force from time to time, with respect to restrictions on a resale of securities allotted within the framework of the private allotment of a public company.

11.2
The Investor undertakes to act in accordance with the provisions of US securities laws, in force from time to time, with respect to restrictions on the public offering and/or resale of securities which have been allotted to an investor.

12.	General

12.1
The parties undertake to act in good faith and in mutual cooperation in order to execute the provisions hereof, and, inter alia, to adopt any measure, to execute any document and to obtain any approval required for the proper performance of the provisions hereof.

12.2
The Investor confirms that he is aware that the Company is a public company whose shares are traded on the Stock Exchange and the Investor therefore undertakes from such time as he becomes a shareholder in the Company, following the share allotment hereunder, to forward to the Company the reports required and/or which shall be required of him under any law by virtue of his being a shareholder in a public company in sufficient time to allow the Company to comply with the reporting duties applying to it under any law.

12.3	Any amendment of this Agreement or of any of the provisions thereof shall only be valid if such amendment has been effected in writing and executed by the parties hereto.

12.4
Conduct by any of the parties shall not be deemed to be a waiver of any of its rights hereunder or under any law and/or a waiver or consent on its part to any breach and/or failure to perform any term whatsoever herein, unless such waiver, consent, amendment, cancellation and/or addition have been effected expressly and in writing.

12.5	Each of the parties undertakes to execute any document, to adopt any decision and to perform any act that shall be required in order to perform and implement the provisions hereof.

12.6
This Agreement includes and exclusively exhausts the agreements and the relationship between the parties with regard to the matters discussed therein, and no document, negotiations, declaration, representation, undertaking or agreement made, if any, between the parties in writing and/or orally, expressly and/or implicitly and/or in any manner whatsoever prior to the execution hereof, is of any relevance or shall have any relevance and shall not be used and/or relied upon.

12.7
Consent by any of the parties in a specific case to a deviation from the term(s) and/or provision(s) hereof, shall not constitute a precedent and/or consent to such deviation in other cases and no inference shall be drawn or ramification made therefrom in other cases.

12.8
This Agreement shall be governed by the laws of the State of Israel. The competent court in the central district shall have exclusive jurisdiction with regard to and in connection with this Agreement, in such a manner as shall deny jurisdiction from any other court and/or tribunal.

12.9
Save as specified herein, a party hereto shall not be entitled to assign, transfer, transmit or encumber, in any manner whatsoever, its rights or duties hereunder, in whole or in part, without the written advance consent of the other parties hereto.

13.	Notices

13.1
A notice to be sent to the addresses of the parties set forth in the preamble hereof by registered mail shall be deemed to have been received by the addressee within 72 hours of the time of transmission thereof. If such notice has been delivered by hand it shall be deemed to have been received on the date of delivery thereof.

13.2
Each party shall be entitled to change its address for the purposes of this Agreement to another address in Israel in a written announcement to be delivered to the other party at the aforementioned address.

IN WITNESS WHEREOF THE PARTIES HAVE AFFIXED THEIR SIGNATURES
IN THE PLACE AND ON THE DATE [SPECIFIED ABOVE]

Topspin Medical Inc.	The Investor